Exhibit (d)(1)(xi)

LOOMIS SAYLES MULTI-ASSET REAL RETURN CAYMAN FUND LTD.

Advisory Agreement

AGREEMENT made the 30th day of September, 2010, by and between Loomis Sayles Multi-Asset Real Return Cayman Fund Ltd., a Cayman Islands exempted company (the “Company”), and Loomis, Sayles & Company, L.P., a Delaware limited partnership (the “Manager”).

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of Loomis Sayles Multi-Asset Real Return Fund (the “Fund”), a series of Natixis Funds Trust II, a Massachusetts business trust (the “Trust”);

WHEREAS, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivative instruments; and

WHEREAS, the Company and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Company;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1. The Company hereby employs the Manager to furnish the Company with Portfolio Management Services (as defined in Section 2 hereof). The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services and to assume the obligations herein set forth, for the compensation herein provided. The Manager is hereby appointed as the Company’s attorney-in-fact to execute all documentation necessary or appropriate for the Company to facilitate the implementation of the Fund’s investment policies, including without limitation, broker dealer agreements, counterparty agreements, futures commission merchant agreements and documentation necessary to effect investments in mutual funds or other commingled products (if applicable) to the extent permitted by this Agreement and the Fund’s investment policies. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

2. As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Company, consisting specifically of the following:

(a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Company in accordance with the Fund’s investment objective and policies;

(b) taking such steps as are necessary to implement the investment policies of the Fund by purchasing and selling of securities, including the placing of orders for such purchase and sale;

(c) regularly reporting to the Board of Directors of the Company with respect to the implementation of the investment policies of the Fund; and

(d) voting all proxies and exercising all other rights of the Company as a security holder of companies in which the Company from time to time invests.

The Manager shall manage the Company in conformity with (1) the Company’s Memorandum and Articles of Association, (2) the Fund’s offering documents, as amended from time to time, and as applicable to the Company, (3) any additional policies or guidelines established by the Board of Directors of the Company that have been furnished in writing to the Manager, and (4) the asset coverage requirements of Section 18(f) of the Investment Company Act of 1940, as amended (the “1940 Act”), ICA Release 10666 and related Securities and Exchange Commission (the “SEC”) guidance pertaining to asset coverage with respect to investments that would apply if the Company were registered under the 1940 Act, all as from time to time in effect. In managing the Company’s portfolio, the Manager will not take any actions with respect to the Company’s assets that would cause the Fund to violate the 1940 Act provisions applicable to the Fund. Subject to the foregoing, the Manager is authorized in its discretion to buy, sell, lend and otherwise trade in any stocks, bonds, derivative contracts and other securities and investment instruments on behalf of the Company, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the assets of the Company may be invested in such proportions of stocks, bonds, derivative contracts, other securities or investment instruments, or cash, as the Manager shall determine.

3. [RESERVED]

4. This Agreement shall not require the Manager to bear, or to reimburse the Company for:

(a) any of the costs of preparing, printing and distributing sales literature, if any;

(b) compensation of directors of the Company who are not directors, officers or employees of the Manager or any Administrator or of any affiliated person (other than a registered investment company) of the Manager or any Administrator;

(c) registration, filing and other fees in connection with requirements of regulatory authorities;

(d) the charges and expenses of any entity appointed by the Company for custodial, paying agent, shareholder servicing and plan agent services;

(e) charges and expenses of independent accountants retained by the Company;

(f) charges and expenses of any transfer agents and registrars appointed by the Company;

(g) brokers’ commissions and issue and transfer taxes chargeable to the Company in connection with securities transactions to which the Company is a party;

(h) taxes and fees payable by the Company to federal, state or other governmental agencies;

(i) any cost of certificates representing shares of the Company;

(j) legal fees and expenses in connection with the affairs of the Company, including, if required, registering and qualifying its shares with federal, state, and non-U.S. regulatory authorities;

(k) expenses for meetings of the Board of Directors or the shareholders of the Company;

(l) interest, including interest on borrowings by the Company; and

(m) the Company’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

5. All activities undertaken by the Manager and any Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Directors of the Company, any duly constituted committee thereof or any officer of the Company acting pursuant to like authority.

6. The services to be provided by the Manager and any Administrator hereunder are not to be deemed exclusive and the Manager or any Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Company shall pay the Manager compensation in an amount equal to (x) the annual rate of 0.75% of the Company’s average daily net assets (or such lesser amount as the Manager may from time to time agree to receive). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Directors of the Company may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Company’s obligation to pay such compensation is binding only on the assets and property belonging to the Company.

8. It is understood that any of the shareholders, trustees, officers, employees and agents of the Company may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Company; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Memorandum and Articles of Association of the Company, the limited liability company agreement of the Manager or specific provisions of applicable law.

9. This Agreement shall become effective as of the date of its execution, and

(a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund;

(c) this Agreement shall automatically terminate in the event of its assignment;

(d) this Agreement may be terminated by the Manager on ninety days’ written notice to the Company;

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

10. This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by applicable law, such consent on the part of the Trust shall have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

11. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act. References in this Agreement to any assets, property or liabilities “belonging to” the Company shall have the meaning defined in the Memorandum and Articles of Association of the Company as amended from time to time.

12. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Company or the Fund, to any shareholder of the Company or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Loomis Sayles Multi-Asset Real Return Cayman Fund Ltd.

By:	/s/ Ronan Guilfoyle
Name: Ronan Guilfoyle
Title: Director

Loomis, Sayles & Company, L.P.

By:	/s/ Lauren Pitalis
Name: Lauren Pitalis
Title: Vice President